SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant:	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials Pursuant to § 240.14a-11(c) or § 240.14a-12

FIRSTPLUS Financial Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously by written preliminary materials.

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The Company intends to include the following supplement to its definitive proxy statement with its proxy materials for the Company’s 2006 Special Meeting of Shareholders.

FIRSTPLUS FINANCIAL GROUP, INC.

SUPPLEMENT TO PROXY STATEMENT

2006 SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2006

April 11, 2006

Dear Shareholder:

The information described below reflects changes and developments since the date of the definitive proxy statement on Schedule 14A, dated April 6, 2006, relating to the Company’s 2006 Special Meeting of Shareholders (the “Special Meeting”). The purpose of this supplement is to update the disclosure contained in the definitive proxy statement and to provide information regarding recent developments.

This supplement, dated April 11, 2006, is first being sent to shareholders on or about April 12, 2006.

Settlement Agreement

On April 6, 2006, the Company and the petitioners in the lawsuit styled Danford L. Martin, et al. v. FirstPlus Financial Group, Inc., et al., in the Second Judicial District Court for the State of Nevada (the “Election Suit”), entered into a settlement agreement to resolve the disputes in the Election Suit. The court dismissed the Election Suit on April 7, 2006.

Pursuant to the settlement agreement:

•	the Company agreed to pay to the petitioners an aggregate amount of up to $300,000 for the expenses they incurred arising from the Election Suit;

•	upon the Company’s payment of the petitioners’ expenses, the parties will cause all claims and counterclaims in the Election Suit to be dismissed with prejudice and will exchange mutual releases;

•	the petitioners agreed not to nominate an opposing slate of directors for election at the Special Meeting or to take any action to delay, interfere with or contest the Special Meeting;

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the Company agreed that upon receipt by the FirstPlus Financial Group Grantor Residual Trust (the “Grantor Trust”) of funds representing 53% of the FPFG Intercompany Claim previously assigned by the Company to the Grantor Trust, it would cause the Grantor Trust to make distributions to the holders of the Company’s common stock of fifty percent of such funds beginning 45 days after the first release of such funds to the Grantor Trust and annually thereafter. The Company will announce record dates for these distributions at the applicable times;

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prior to the initial distribution from the Grantor Trust, the Company has agreed not to issue any shares of its common stock, except pursuant to agreements in effect on the date of the settlement agreement; and

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for a year following the initial distribution from the Grantor Trust, the Company agreed not to issue any shares of its common stock pursuant to a transaction that would result in the issuance of shares of common stock in an amount equal to 30% of the then outstanding shares, unless the Company obtains a fairness opinion with respect to such transaction.

Updates to Proxy Statement for the Special Meeting

In anticipation of the Special Meeting, the Company has prepared a definitive proxy statement with respect to the Special Meeting and the election of directors at the Special Meeting. The Company filed the definitive proxy statement with the Securities and Exchange Commission on April 4, 2006. The Company hereby updates the definitive proxy statement as follows:

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all references to the Election Suit and the petitioners are hereby updated to reflect the fact that the Company and the petitioners have entered into the settlement agreement, the petitioners agreed not to nominate an opposing slate of directors for election at the Special Meeting or to take any action to delay, interfere with or contest the Special Meeting and the court has dismissed the Election Suit;

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the meeting date for the Special Meeting has been changed to May 5, 2006. This change was necessary to allow the Company sufficient time to inform its shareholders of the settlement agreement prior to the Special Meeting. All references to the meeting date in the definitive proxy statement, including the sections entitled “Letter to Shareholders for the Special Meeting,” “Special Meeting Information” and “Questions and Answers” shall refer to May 5, 2006;

•	the references the mailing date of the definitive proxy statement on the first page of the definitive proxy statement are hereby changed from April 6, 2006 to April 12, 2006;

•	the record date of March 31, 2006 has not changed;

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the sections of the definitive proxy statement entitled “Questions and Answers—Why am I receiving this special meeting information and proxy?” and “Questions and Answers—Who pays the costs of proxy solicitation?” relating to the expenses of the company and the petitioners are hereby updated to reflect the fact that pursuant to the settlement agreement, the Company agreed to pay to the petitioners an aggregate amount of up to $300,000 for the expenses they incurred arising from the Election Suit; and

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references to candidates for election who may be nominated by parties other than the Company’s board of directors located under “Proposal 1—Election of Directors” and “Other Matters to Come Before the Meeting” are hereby deleted as the Company is no longer aware of the intention of any party other than the board of directors to nominate persons for election as a director at the Special Meeting.